Exhibit 99.3

FOR IMMEDIATE RELEASE

For more information, contact:
David Johnson	Lisa Babington
Vice President, Investor Relations	Director, Corporate Communications
Perrysburg, Ohio, US	Perrysburg, Ohio, US
567 336 2600	567 336 1445
dave.johnson@o-i.com	lisa.babington@o-i.com

O-I Expands Its Stock Repurchase Program

Board Approves $500 Million of Future Share Repurchases

PERRYSBURG, Ohio (October 28, 2014) — Owens-Illinois, Inc. (NYSE: OI) today announced that its Board of Directors has increased the Company’s share repurchase authorization to $500 million. The authorization expires on December 31, 2017, and includes the approximately $85 million remaining under the current program.

“In light of our strong cash generation and the health of our balance sheet, we are nearing an inflection point in our capital allocation priorities,” said Chairman and Chief Executive Officer Al Stroucken. “We plan to significantly increase our share buybacks beginning next year, while continuing to invest strategically in the business and to reduce debt.”

The Company expects to repurchase at least $100 million in shares of the Company’s common stock in 2015.

Under the stock repurchase program, the Company may repurchase shares from time to time in open market transactions, accelerated stock buyback programs, tender offers, privately negotiated transactions or by other means. Repurchases may also be made under a Rule 10b5-1 plan. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.